Exhibit 5.1

Carlton Fleming

+1 650 843 5865

cfleming@cooley.com

May 28, 2020

Atara Biotherapeutics, Inc.

611 Gateway Blvd. Suite 900

South San Francisco, CA 94080

Re:    Atara Biotherapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Atara Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 12,633,039 shares (the “Shares”) of its common stock, par value $0.0001 (the “Common Stock”) and warrants (the “Warrants”) to purchase up to 2,866,961 shares of Common Stock (the “Warrant Shares”), including up to 2,325,000 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares, pursuant to a Registration Statement on Form S-3 (File No. 333-223262) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated May 26, 2020, filed with the Commission pursuant to Rule 424(b) of promulgated under the Act (together with the Base Prospectus, the “Prospectus”). The Shares and the Warrants are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, (b) the Prospectus, (c) the form of Warrant, (d) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy and completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)    Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

May 28, 2020

Page Two

(ii)    Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)    We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, or (f) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, (ii) the Warrants, when sold and issued as contemplated in the Registration Statement and the Prospectus, will be valid and binding obligations of the Company and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Sincerely,

COOLEY LLP

By:	/s/ Carlton Fleming
Carlton Fleming

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com